Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

NETAPP, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.001 per share (2)	Rule 457(a) (4)	182,540 (2)	$11.97 (4)	$2,185,003.80	$92.70 per $1,000,000	$202.55

Equity	Common stock, par value $0.001 per share (3)	Rule 457(a) (5)	125,064 (3)	$66.90 (5)	$8,366,781.60	$92.70 per $1,000,000	$775.60

Total Offering Amounts					$10,551,785.40		$978.15

Total Fee Offsets							—

Net Fee Due							$978.15

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock of NetApp, Inc. (the “Registrant”) that become issuable under the Amended and Restated Instaclustr US Holding, Inc. 2018 Stock Option Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of outstanding shares of the Registrant’s common stock.

(2)

Represents 182,540 shares of common stock of the Registrant subject to outstanding unvested stock options as of May 20, 2022, granted under the Plan (the “Assumed Options”), which were assumed by the Registrant on May 20, 2022, pursuant to that certain Agreement and Plan of Merger, dated as of April 6, 2022, by and among the Registrant, Kangaroo Acquisition Sub, Inc., a wholly owned subsidiary of the Registrant, Instaclustr US Holding, Inc. and Fortis Advisors LLC, solely as the securityholder representative thereunder (the “Merger Agreement”).

(3)

Represents 125,064 shares of common stock of the Registrant subject to restricted stock units as of May 20, 2022, granted under the Plan, which were assumed by the Registrant on May 20, 2022, pursuant to the Merger Agreement.

(4)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum offering price per share is based upon the weighted average exercise price for the shares subject to the Assumed Options.

(5)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share is based upon the average of the high and low sale prices of the Registrant’s common stock on June 10, 2022, as reported on the Nasdaq Global Select Market.